EXHIBIT 10.20

AGREEMENT WITH NUVIM, INC

This contract entered into this 20th day of February, 2000, will set forth the agreement between NuVim, Inc., a Delaware corporation (hereinafter “Client”), and Olive Enterprises, Inc., a Pennsylvania corporation (hereinafter “Olive”), which is furnishing the services of Dick Clark (hereinafter “Clark”), as follows:

1.

SERVICE: For each year of the Agreement, Clark shall perform such advertising and promotional services as the parties shall agree. It is agreed that during the Initial Term of this agreement and, if the Agreement is extended into the Extension Periods as herein provided then during the Extension Periods, Clark shall render services as spokesperson for Client’s dietary supplement product NuVim. Such services shall be primarily for radio commercials and use on Client’s website, and by mutual agreement on the specific form of such advertising, may be expanded to print advertising (including trade and point-of-purchase promotional materials) and short 10-15 second television commercials. The foregoing services are referred to in this Agreement as the “Basic Services”. If NuVim requests and Clark agrees to perform services other than Basic Services, such as 30 second or longer television commercials, these will be identified herein as “Additional Services”.  Services may also include such public relations activities as may be agreed upon. If Client requests to use the services of Clark following the Initial Term, it will notify Olive 30 days prior to the end of the Initial Term or each Extension Period. If Client requests Additional Services, the parties agree to negotiate in good faith the extent of services to be rendered by Clark and Olive and the compensation therefor taking into account the forms of advertising and extent of time required for Clark’s services.

2.

PERIODS OF SERVICE: All creative production services shall take place at the studios of Olive Enterprises, Inc. in Burbank, California, or at such other locations as the parties may agree, during portions of six (6) days, which need not be consecutive but which will be of sufficient duration to complete a production schedule mutually agreed upon in advance, all at a mutually convenient time with the available dates not to conflict with Clark’s bona fide prior commitments.

3.

AREA OF USE: The area of use during the Initial Term of this Agreement shall be Connecticut, New Jersey, and the metropolitan areas of New York consisting of the five boroughs of New York City, Long Island and the counties of Westchester, Rockland, Orange, Putnam and Duchess (the “Test Market Area”). It is Client’s intention to expand the sale of NuVim beyond the Test Market Area as soon as it is justified by the performance of NuVim in the Test Market Area. The area in which NuVim is sold outside the Test Market Area shall be referred to herein as the Expansion Area.

4.	TERM: The term of this agreement shall be as follows:

A.  Initial Term.  The Initial Term of this agreement shall commence on March 1, 2000 and continue during the period of time that NuVim is marketed in the Test Marketing Area, but not later than March 1, 2001, with an option exercisable by NuVim to extend the period by three months if it plans to expand sales outside of the Test Market Area following the Initial Term (the “Test Market Period”).

B.  Extension Periods. The first twelve month period following the end of the Initial Term is the First Extension Period. The second twelve month period following the end of the First Extension Period is the Second Extension Period.

5.

PRODUCTION AND UNIONS: Client agrees that the provisions of this Agreement will be consistent with Olive’s applicable AFTRA union agreement, including any provisions covering any pension and welfare payments required by such agreement, and Olive represents that it is signatory to that union agreement. All appropriate pension and health contributions shall be paid over and above compensation to Clark as required by such agreement. Clark and Client shall be entitled to all the respective benefits of the AFTRA union contracts. Clark and Olive represent and warrant that Clark is and during the entire term of this Agreement will remain a member in good standing under any applicable union contracts.

6.

TRAVEL ARRANGEMENTS: For the service described herein, if Client requests and Clark agrees to travel outside Clark’s residence city, Client agrees to supply Clark with two (2) round trip first class airfares (if air travel is required, and if both airfares are used by Clark), one first class accommodation for each day of a required trip (if used by Clark), and limousine service portal to portal.

7.

APPROVAL: Clark will have a reasonable right of approval of voice, name, likeness, script, copy and photo used in any commercial form, including press releases. Script and photo approvals shall be deemed to have been given for the commercial purposes described in this agreement if no response is received from Clark within five (5) days after actual receipt by Clark, as evidenced by proof of delivery.

8.	COMPENSATION: For the service provided under this agreement, Clark shall receive the following compensation during the Initial Term:

A.  Cash: One Hundred Thousand ($100,000) Dollars payable Fifty Thousand ($50,000) on March 1, 2000, Twenty Five Thousand ($25,000) on July 1, 2000, and Twenty Five Thousand ($25,000) on November 1, 2000.

B.  Stock: 67,000 unrestricted shares of common stock, and 133,000 restricted shares of common stock in NuVim, Inc. subject to forfeiture in accordance with the provisions set forth below in this Section 8, will be delivered to Clark on March 1, 2000.

C. Options: An option to purchase 300,000 shares of common stock in NuVim, Inc. at One ($1) Dollar per share exercisable at any time following issuance of such shares and adoption by NuVim, Inc. of a stock option plan.

If Client requests the performance of Basic Services during the First Extension Period and Clark agrees to perform such Services, Clark will receive the following compensation:

A. Cash: One Hundred Thousand ($100,000) Dollars payable $50,000 at the commencement of the First Extension Period and $50,000 six months thereafter.

B. Stock: 67,000 unrestricted shares of common stock in NuVim, Inc. in exchange for 67,000 shares of restricted common stock delivered to Clark at the commencement of this Agreement.

If Client requests the performance of Basic Services during the Second Extension Period and Clark agrees to perform such Services, Clark will be paid the following compensation:

A. Cash: One Hundred Thousand ($100,000) Dollars payable $50,000 at the commencement of the Second Extension Period and $50,000 six months thereafter.

B. Stock: 66,000 unrestricted shares of common stock in NuVim, Inc. in exchange for 66,000 shares of restricted common stock delivered to Clark at the commencement of this Agreement.

Notwithstanding the foregoing, if Client does not request the services of Clark for either the First or Second Extension Period, Clark will receive unrestricted common stock for such Period in exchange for previously issued restricted stock for such Period as if such services had been requested and Clark had agreed to perform. However, compensation for Services which have not been performed will not be paid and restricted stock delivered to Clark for Services to be rendered by Clark during the First and/or Second Extension Period(s) will be forfeited to NuVim if NuVim decides to cease operation of its business, or upon notification by Clark that he will no longer provide services to Client, or if Clark becomes unable to provide services due to his death, disability or disfigurement, or if he violates the behavior and reputation obligations set forth in Section 13 of this agreement, or if it is determined by a court of competent jurisdiction or by an arbitrator as provided herein that Clark has not fully performed all Services required of him by this Agreement. All stock subject to forfeiture will be marked: RESTRICTED AND NON-TRANSFERABLE. SUBJECT TO TERMS OF AGREEMENT DATED FEBRUARY 20, 2000. All forfeited shares of common stock shall be returned to NuVim, Inc. within fifteen (15) days of forfeiture.

9.

EXCLUSIVITY: During the term of this Agreement and any extension thereof, Clark agrees not to endorse in any manner any other dietary supplement that is competitive with NuVim. Nothing shall preclude Clark from appearing in the entertainment, news or information portion of any entertainment, information, or news program regardless of sponsorship.

10.	INDEMNIFICATION:

A.  Olive shall defend, indemnify and hold Client and its officers, directors and shareholders (collectively “Indemnitees”) harmless from and against any and all losses, costs, damages, charges, claims, legal fees, recoveries, judgments, penalties and/or reasonable expenses (collectively “Losses”) which may be obtained against, imposed upon, or suffered by indemnitees by reason of anybreach of any representation or warranty made by Olive and/or Clark under this Agreement, or by reason of any breach of any other provision hereof. The foregoing obligation of Olive to defend, indemnify, and hold indemnitees harmless shall survive termination or expiration of this Agreement.

B.  Client shall defend, indemnify and hold Olive, its officers, directors and shareholders (collectively “indemnitees”) and Clark, and each of them, harmless from and against any and all losses, costs, damages, charges, claims, legal fees, recoveries, judgments, penalties and/or reasonable expenses (collectively “Losses”) which may be obtained against, imposed upon, or suffered by the indemnitees by reason of the use of the advertising materials produced hereunder or the sale of the product NuVim, or by reason of any breach of any representation or warranty made by Client under this Agreement or of any other provision hereof. The foregoing obligation of Client to defend, indemnify, and hold the indemnitees harmless shall survive termination or expiration of this Agreement. During the term of this Agreement, Client shall include Olive and Clark as additional named insureds under Client’s product liability and general liability (which includes coverage for advertising liability) insurance policies, with combined limits of not less that ten (10) Million Dollars, and shall provide Olive and Clark with certificates of insurance evidencing such coverage.

11.

FORCE MAJEURE: If for any reason outside of Client’s control, such as strikes, boycotts, war, act of God, labor troubles, riots, delays of commercial carriers, or restraints of public authority, Client shall be unable to use and/or reuse any of the materials produced hereunder during any period of the term hereof, then NuVim shall have the right to extend the term hereof for an equivalent period not to exceed 120 days, without any additional compensation to Olive or Clark.

12.

DEATH, DISABILITY OR DISFIGUREMENT: In the event of Clark’s death, or Clark’s becoming so mentally or physically disabled or disfigured that it becomes inappropriate for Client to use the services provided by Clark prior to such event, during the term hereof, Client shall have the right to elect either (i) to have this agreement continue in full force and effect and pay any compensation due to Clark or Clark’s estate and the estate will under no circumstances be required to return any compensation previously paid to Clark or to Clark’s estate under this agreement, or (ii) to be permitted to terminate immediately following such death, disability or disfigurement and Client shall have no obligation to pay Clark thereafter for services that Clark has not rendered.

13.

BEHAVIOR AND REPUTATION: Clark agrees that at no time will Clark publicly disparage the product NuVim or Client or its business, and Clark shall at all times during this agreement conduct himself with due regard to public conventions and morals. If Clark does publicly disparage NuVim or Client or its business, or if Clark commits an act or becomes involved in any situation or occurrence that results in a criminal conviction of Clark for an act involving moral turpitude under federal, state, or local laws, and which in the good faith judgment of Client would materially damage or impair the goodwill or reputation of Clark, or if Clark voluntarily enters a substance abuse clinic, center or similar program for treatment, Client shall have the right to terminate this agreement.

14.

INDEPENDENT CONTRACTOR: It is understood and agreed that the relationship of Olive and Clark to Client is that of an independent contractor, and nothing contained in this agreement shall be construed to create any partnership, joint venture, or principal/agent relationship, or any other fiduciary relationship between the parties. The parties expressly disclaim the existence of any third party beneficiaries to this agreement.

15.

CONFIDENTIALITY: The parties acknowledge that the terms and provisions of this agreement, and any disputes arising hereunder, are confidential in nature and, therefore, agree not to disclose the contract or substance thereof to any third parties (unless affiliated by common ownership, employment, or other form of agency relationship), other than as may be reasonably required in order to comply with any obligations imposed by this agreement, or to comply with any statute, ordinance, rule, regulation, or law or court order.

16.

PAY OR PLAY: Payment of compensation required in this agreement will fully discharge all of Client’s payment obligations hereunder and Client shall not be obligated to produce, broadcast, telecast, or publish any of the materials or to utilize Clark’s services hereunder. If Client fails to compensate Clark by the terms hereof, or otherwise breaches the terms of this agreement, upon receiving written notice from Clark of this breach, Client shall have twenty (20) days to cure, except that such twenty (20) day cure period shall be reduced to ten (10) days if Client fails to compensate Clark. Failing same, and in addition to any other remedies to which Clark may be entitled, Clark shall have the right to terminate this contract and all uses of Clark permitted hereunder.

17.

INTELLECTUAL PROPERTY RIGHTS: Subject to the terms hereof and the uses allowed hereunder, all commercials, name, voice, and likeness of Clark as it relates to the promotion and marketing of NuVim, all scripts, raw commercial footage, and completed masters created pursuant to this agreement and performances recorded thereon shall be and remain the sole property of Client. All of Clark’s work rendered under this agreement, including all material created or furnished by Clark and the results and proceed thereof shall be “work for hire” for Client. Client shall be deemed the sole author of the material and owner of all rights therein. If said material, or any portion thereof, is deemed not to be a “work for hire”, then Clark for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby assigns to Client the sole copyright to the material for the life of this agreement, free from the payment of any further compensation. Clark agrees to cooperate (subject to Clark’s reasonable availability) and sign any such documents as may be reasonably required by Client and reasonable acceptable to Clark to protect and enforce Client’s rights with respect to such trademark, trade names, copyrights and other material assigned hereunder. Any trademarks secured or employed by Client shall be the exclusive property of Client, and all of said rights shall survive and remain with Client even after termination of this agreement.

18.

TAXES AND AGENT COMMISSIONS: Clark shall be responsible for any income and other taxes required under applicable laws arising out of monies received by Clark pursuant to this agreement. Clark is responsible for payment of any fees or commission necessary to Olive or others as a result of Clark entering into this Agreement.

19.

REPRESENTATIONS AND WARRANTIES: Each of the parties hereto respectively warrants, represents, covenants and agrees that it has the right, power, ability and authority to enter into this agreement and to perform its obligations hereunder. There are no guarantees whatsoever made by Client as to the results of its efforts as stated herein or as to the compensation Clark may earn pursuant to this agreement, other than those expressly set forth in this agreement. There are no warranties, promises made by Client except as stated herein with respect to any matter, and Clark and Olive acknowledge that they have relied on no warranties, promises or statements other than those expressly set forth in this agreement.

20.	GRANT OF RIGHTS: During the term of this agreement, Clark and Olive hereby grant to Client the following rights:

A. To air and/or license the use of services and performances of Clark provided pursuant to this agreement and the results and proceeds thereof throughout the markets described herein.

B.  Clark acknowledges and agrees that Clark shall not have any approval rights over Client’s operation of business, including, but not limited to Client’s use of media broker, media buyers, manufacturers, telemarketers, or fulfillment entities.

C.  Client shall have the right, subject to the terms and conditions of this Agreement and applicable union agreements with Clark, to full and complete right to use, distribute, reproduce, edit, delete, add to, combine and/or exhibit Clark’s performance under this agreement in any manner or fashion Client may desire so long as it is not taken out of context and it remains consistent with the original performance by Clark. Notwithstanding the foregoing, it is agreed that Client may not use the product of Clark’s services rendered hereunder after the expiration or termination of this agreement or during any Extension Period in which Services are not to be provided..

21.

BREACH: Either party’s failure to perform any of its material obligation hereunder shall not be a material breach of this agreement unless the other party gives written notice of the failure to perform and the failure to perform is not corrected within twenty (20) days thereafter, except for the ten (10) day period for non-payment as referred to in paragraph 16 hereinabove, or if the material breach is curable, but cannot reasonably be cured with the twenty (20) day period, the offending party fails to proceed with reasonable diligence to complete the curing of the material breach, or fails to cure within sixty (60) days. It is understood and agreed that the services to be rendered by Clark under this agreement and the privileges granted to Client by Clark and Olive under the terms hereof are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order which gives them a special value, the loss of which cannot be reasonably or adequately compensated by damages in an action at law, and that a material breach by Clark of any of the provisions contained in this agreement will cause Client irreparable injury and damage. Clark and Olive hereby expressly agree that Client shall be entitled to seek injunctive and other equitable relief to prevent and/or cure any material breach or threatened material breach of this Agreement by Clark. Clark may not assign performance of any of Clark’s obligations to a third party.

22.

UNRESTRICTED RIGHTS: Clark and Olive acknowledge and agree that nothing in this agreement restricts Client’s right to sell and distribute NuVim at such prices and in such markets and by all marketing means which Client, in its sole discretion, determines, subject to the terms and conditions of this agreement, at any time without notice of approval by Clark or Olive.

23.

CHOICE OF LAW/ARBITRATION: This agreement shall be governed by and construed in accordance with the laws of the State of California. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by an expedited arbitration in Los Angeles, California, to be heard by Judicia Arbitration and Mediation Services/Endispute (“JAMS”), and judgment on the award rendered by the arbitrator(s) shall be prompt and timely and may be entered in any court having jurisdiction thereof. The parties shall have the right to engage in reasonable discovery in connection with any such arbitration. The arbitrator shall be entitled to award expenses to the prevailing party, inclusive of reasonable attorney’s fees. The parties shall endeavor, to the extent reasonably feasible, to keep any dispute arising hereunder confidential, and the arbitrator(s) shall have the authority to interpret and enforce this duty of reasonable confidentiality.

24.

SEVERABILITY: If any clause or provision of this agreement shall be adjudged to be invalid or unenforceable by the arbitrator(s) selected or appointed to hear any controversy arising hereunder, or by operation of any applicable law, such adjudication shall not affect the validity of any other clause or provision of this agreement, which shall remain in full force and effect.

25.	SUCCESSORS AND ASSIGNS: This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors, and assigns.

26.

NOTICES: Except as otherwise specifically provided for herein or as separately agreed to by the parties in writing, all notices, requests, election, demand and other communication shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified or registered mail (airmail when available), postage prepaid:

(a) To Client:

Mr. Richard P. Kundrat, CEO
NuVim, Inc.
12 Route 17 North, Suite 210
Paramus, New Jersey 07652

(b) To Clark and/or Olive:

Mr. Frances LaMaina, President
Olive Enterprises, Inc.
3003 West Olive Avenue
Burbank, California 91503

Such addresses may be changed by giving notice in the manner provided above, except that such change of address shall be effective only from and after the date of its receipt by the party to whom it is sent.

27.

ENTIRE AGREEMENT: This agreement correctly sets forth the entire agreement between the parties, and no agreement or understanding shall be binding on any of the parties hereto unless specifically set for in this agreement.

NUVIM, INC.

by	/s/ RICHARD KUNDRAT	DATE 2/23/2000

Richard Kundrat, CEO

OLIVE ENTERPRISES, INC.

by	/s/ FRANCES LAMAINA	DATE 2/29/2000

Frances Lamaina, President

I hereby represent and warrant that Olive Enterprises, Inc. is authorized to grant the rights and furnish my services as hereinabove set forth in this Agreement and I agree to be bound by the terms and conditions of this Agreement which pertain to me.

/s/ DICK CLARK	DATE 2/29/00

Dick Clark Social Security